EXHIBIT 16.1

April 15, 2013

Securities and Exchange Commission

100 F Street, N.E. Washington, DC 20549

Re:       Marcum LLP response to Forms 8-K Filed by All Grade Mining, Inc. on February 26 and April 9,
2013

Commissioners:

We have read the statements made by All Grade Mining, Inc. (the “Company”) under Item 4.01 of its Forms 8-K dated February 26 and April 9, 2013 (collectively referred to as “Forms 8-K”), which were filed by the Company.  The Company filed the Forms 8-K with the Commission without the benefit of our Firm’s review. Our Firm has never been provided a copy of the April 9, 2013 Form 8-K filing. Nevertheless, we have the following comments:

●	We agree with the statements contained in the first sentence of the Forms 8-K, although we are not in a position to agree or disagree with the second sentence.

●	The Forms 8-K, as filed, incorrectly spelled our Firm’s name as “Marcum, L.L.C.”. The correct spelling is “Marcum LLP”. Additionally, the Form 8-K filed on February 26, 2013 initially referenced another firm as the one who would respond to the Form 8-K filing. The latter error was corrected in the Form 8-K filed on April 9, 2013.

●	The Forms 8-K failed to disclose that our accountants’ report, dated April 25, 2012, included an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern.

●	We agree with the statements in the first sentence of the second paragraph of Forms 8-K.

●	We disagree with the statement in the second sentence of the second paragraph of the Forms 8-K that there were no reportable events up to and including the date of our dismissal as provided in Item 304(a)(1)(v) of Regulation S-K. The Forms 8-K failed to disclose that during the two most recent fiscal years, and up to and including the date of our dismissal, we had advised the Company of the existence of material weaknesses, which indicate that internal controls necessary for reliable financial statements do not exist.

●	With respect to the Form 8-K filed on February 26, 2013, we agree with the statements in the third sentence of the second paragraph of such Form 8-K.

●	With respect to the Form 8-K filed on April 9, 2013, we disagree with the third sentence of the second paragraph as the Company has not provided us with a copy of the Form 8-K filed on April 9, 2013, nor have they requested that we furnish a letter addressed to the Commission stating whether we agree with such disclosures. Nevertheless, we have requested that the Company file this letter as an amendment to its Forms 8-K.

Very truly yours,